Exhibit 19.1
TXO Partners, L.P.
Insider Trading Compliance Policy
Contents
    Page
II.    Explanation of Insider Trading    2
III.    Statement of Procedures to Prevent Insider Trading    6
IV.    Additional Prohibited Transactions    10
V.    Rule 10b5-1 Trading Plans, Section 16, and Rule 144    12
VI.    Certification of Compliance    15
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TXO Partners, L.P.
Insider Trading Compliance Policy
Federal laws and regulations prohibit trading in the securities of a company while in possession of material nonpublic information and in breach of a duty of trust or confidence. These laws and regulations also prohibit anyone who is aware of material nonpublic information from providing this information to others who may trade. Violating such laws and regulations can undermine investor trust, harm the company’s reputation, and result in your dismissal or even serious criminal and civil charges against you and the Partnership Group. The Partnership Group reserves the right to take disciplinary or other measure(s) it determines in its sole discretion to be appropriate in any particular situation, including disclosure of wrongdoing to governmental authorities.
This Insider Trading Compliance Policy (this “Policy”) outlines your responsibilities to avoid insider trading and implements certain procedures to help you avoid even the appearance of insider trading. In this Policy, we refer to (i) TXO Partners, L.P. and its subsidiaries as the “Partnership,” (ii) TXO Partners GP, LLC as our “General Partner” and (iii) the Partnership together with the General Partner and its subsidiaries as the “Partnership Group.”
I.Summary
Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of the Partnership Group. “Insider trading” occurs when any person purchases or sells a security while in possession of material nonpublic information relating to the security. Insider trading is a crime. The criminal penalties for violating insider trading laws include imprisonment and fines of up to $5 million for individuals and $25 million for corporations. Insider trading may also result in civil penalties, including disgorgement of profits and civil fines. Insider trading is also prohibited by this Policy, and violation of this Policy may result in Partnership-imposed sanctions, including removal or dismissal for cause.
This Policy applies to all officers, directors, and employees of the Partnership Group. For purposes of this Policy, “officers” refer to those individuals who meet the definition of “officer” under Section 16 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”). As someone subject to this Policy, you are responsible for ensuring that members of your household also comply with this Policy. This Policy also applies to any entities you control, including any corporations, limited liability companies, partnerships, or trusts, and transactions by such entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account. The Partnership may determine that this Policy applies to additional persons with access to material nonpublic information, such as contractors or consultants. This Policy extends to all activities within and outside your Partnership Group duties. Every officer, director, and employee must review this Policy. Questions regarding the Policy should be directed to the General Partner’s Compliance Officer (as defined below).
The General Counsel or, if there is no General Counsel, the Chief Financial Officer, of the General Partner (such officer, the “Compliance Officer”) shall be responsible for the administration of this Policy.

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In the absence of the Compliance Officer, responsibility for administering this Policy will rest with the Chief Accounting Officer or such other employee as may be designated by the Compliance Officer.
In all cases, as someone subject to this Policy, you bear full responsibility for ensuring your compliance with this Policy, and also for ensuring that members of your household (and individuals not residing in your household but whose transactions are subject to your influence or control) and entities under your influence or control are in compliance with this Policy.
Actions taken by the Partnership Group, the Compliance Officer, or any other Partnership Group personnel do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Policy.
II.Explanation of Insider Trading
“Insider trading” refers to the purchase, sale, gift or other transfer of a security while in possession of material nonpublic information relating to the security.
“Securities” includes common units and other equity securities of the Partnership, bonds, notes, debentures, options, warrants, and other convertible securities, as well as derivative instruments.
“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-units transactions, conversions, the exercise of unit options, and acquisitions and exercises of warrants or puts, calls, or other derivative securities.
A.What Facts Are Material?
The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security, or if the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of the Partnership Group’s business or to any type of security, debt, or equity. Also, information that something is likely to happen in the future—or even just that it may happen—could be deemed material.
Examples of material information include (but are not limited to) information about distributions; corporate earnings or earnings forecasts; possible mergers, acquisitions, tender offers, or dispositions; important business developments such as major contracts or cancellations, drilling results, developments regarding strategic collaborators, or the status of regulatory submissions; management or control changes; significant borrowing or financing developments, including pending public sales or offerings of debt or equity securities; defaults on borrowings; bankruptcies; cybersecurity or data security incidents; and significant litigation or regulatory actions. Moreover, material information does not have to be related to the

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Partnership Group’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.
Questions regarding material information should be directed to the Compliance Officer. A good rule of thumb: When in doubt, do not trade.
B.What Is Nonpublic?
Information is “nonpublic” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through newswire services such as Dow Jones, Reuters, Bloomberg, Business Wire, The Wall Street Journal, Associated Press, or United Press International; a broadcast on widely available radio or television programs; publication in a widely available newspaper, magazine, or news website; a Regulation FD-compliant conference call; or public disclosure documents filed with the US Securities and Exchange Commission (the “SEC”) that are available on the SEC’s website. Note that simply posting information to the Partnership’s website may not be sufficient disclosure to make the information public. The Compliance Officer has sole discretion to decide whether information is public for purposes of this Policy.
The circulation of rumors, even if accurate and reported in the media, does not constitute public dissemination. In addition, even after a public announcement, a reasonable period of time may need to lapse in order for the market to react to the information. Generally, the passage of two full trading days following release of the information to the public, is a reasonable waiting period before such information is deemed to be public.
C.Who Is an Insider?
“Insiders” include officers, directors, and any employees of the Partnership Group, or anyone else who has material nonpublic information about the Partnership Group. Insiders have independent duties to the Partnership and its unitholders not to trade on material nonpublic information relating to the Partnership’s securities. Insiders may not trade in the Partnership’s securities while in possession of material nonpublic information relating to the Partnership Group, nor may they tip such information to anyone outside the Partnership Group (except in accordance with the Partnership’s policies regarding the protection or authorized external disclosure of Partnership Group information) or to anyone within the Partnership Group other than on a “need-to-know” basis.
As someone subject to this Policy, you are responsible for ensuring that members of your household also comply with this Policy. This includes family members residing with you, anyone else living in your household, and any family members not living with you whose transactions in the Partnership’s securities are directed by you, or subject to your influence and control. This Policy also applies to any entities you control, including any corporations, partnerships, or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

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D.Trading by Persons Other Than Insiders
Insiders may be liable for communicating or tipping material nonpublic information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders can also be liable for insider trading, including tippees who trade on material nonpublic information tipped to them or individuals who trade on material nonpublic information that has been misappropriated. Insiders may be held liable for tipping even if they receive no personal benefit from tipping and even if no close personal relationship exists between them and the tippee.
Tippees inherit an insider’s duties and are liable for trading on material nonpublic information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material nonpublic information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.
E.Penalties for Engaging in Insider Trading
Penalties for trading on or tipping material nonpublic information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The SEC and Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:
•SEC administrative sanctions;
•securities industry self-regulatory organization sanctions;
•civil injunctions;
•damage awards to private plaintiffs;
•disgorgement of all profits;
•civil fines for the violator of up to three times the amount of profit gained or loss avoided;
•civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of $1.425 million or three times the amount of profit gained or loss avoided by the violator;
•criminal fines for individual violators of up to $5 million ($25 million for an entity); and
•jail sentences of up to 20 years.
In addition, insider trading could result in serious sanctions by the Partnership Group, including dismissal. Insider trading violations are not limited to violations of the federal
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securities laws. Other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO), may also be violated in connection with insider trading.
F.Size of Transaction and Reason for Transaction Do Not Matter
The size of the transaction or the amount of profit received does not have to be significant to result in prosecution. The SEC has the ability to monitor even the smallest trades, and the SEC performs routine market surveillance. Brokers or dealers are required by law to inform the SEC of any possible violations by people who may have material nonpublic information. The SEC aggressively investigates even small insider trading violations.
G.Examples of Insider Trading
Examples of insider trading cases include actions brought against officers, directors, and employees who traded in the Partnership’s securities after learning of significant confidential corporate developments; friends, business associates, family members, and other tippees of such officers, directors, and employees who traded in the securities after receiving such information; government employees who learned of such information in the course of their employment; and other persons who misappropriated, and took advantage of, confidential information from their employers.
The following are illustrations of insider trading violations. These illustrations are hypothetical and, consequently, not intended to reflect on the actual activities or business of the Partnership Group or any other entity.
Trading by Insider
An officer of X Corporation learns that earnings to be reported by X Corporation will increase dramatically. Prior to the public announcement of such earnings, the officer purchases X Corporation’s shares. The officer, an insider, is liable for all profits as well as penalties of up to three times the amount of all profits. The officer is also subject to, among other things, criminal prosecution, including up to $5 million in additional fines and 20 years in jail. Depending upon the circumstances, X Corporation and the individual to whom the officer reports could also be liable as controlling persons.
Trading by Tippee
An officer of X Corporation tells a friend that X Corporation is about to publicly announce that it has concluded an agreement for a major acquisition. This tip causes the friend to purchase X Corporation’s shares in advance of the announcement. The officer is jointly liable with his friend for all of the friend’s profits, and each is liable for all civil penalties of up to three times the amount of the friend’s profits. The officer and his friend are also subject to criminal prosecution and other remedies and sanctions, as described above.

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H.Prohibition of Records Falsification and False Statements
Section 13(b)(2) of the 1934 Act requires companies subject to the 1934 Act to maintain proper internal books and records and to devise and maintain an adequate system of internal accounting controls. The SEC has supplemented the statutory requirements by adopting rules that prohibit (i) any person from falsifying records or accounts subject to the above requirements, and (ii) officers or directors from making any materially false, misleading, or incomplete statement to any accountant in connection with any audit or filing with the SEC. These provisions reflect the SEC’s intent to discourage officers, directors, and other persons with access to the Partnership’s books and records from taking action that might result in the communication of materially misleading financial information to the investing public. Falsifying records or accounts or making materially false, misleading, or incomplete statements in connection with an audit or filing with the SEC could also result in criminal penalties for obstruction of justice.
III.Statement of Procedures to Prevent Insider Trading
The following procedures have been established, and will be maintained and enforced, by the Partnership Group to prevent insider trading.
A.Blackout Periods
The period during which the Partnership prepares quarterly financials is a sensitive time for insider trading purposes, as Partnership Group personnel may be more likely to possess, or be presumed to possess, material nonpublic information. To avoid the appearance of impropriety and assist Partnership Group personnel in planning transactions in the Partnership’s securities for appropriate times, no officer, director, or employee shall purchase or sell any security of the Partnership during the period beginning on the last day of any fiscal quarter of the Partnership and ending upon completion of the second full trading day after the public release of earnings data for such fiscal quarter, or during any other trading suspension period declared by the Partnership, except for:
•purchases of the Partnership’s securities from the Partnership or sales of the Partnership’s securities to the Partnership;
•exercises of unit options or other equity awards, the surrender of units to the Partnership in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or the vesting of equity-based awards that do not involve a market sale of the Partnership’s securities (the cashless exercise of Partnership unit options through a broker does involve a market sale of the Partnership’s securities, and therefore would not qualify under this exception); and
•purchases or sales of the Partnership’s securities made pursuant to any binding contract, specific instruction, or written plan entered into while the purchaser or seller, as applicable, was unaware of any material nonpublic information and which contract, instruction, or plan (i) meets all requirements of the affirmative defense provided by Rule 10b5-1, (ii) was precleared in advance pursuant to this Policy, and (iii) has not been amended or modified in any respect after such

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initial preclearance without such amendment or modification being precleared in advance pursuant to this Policy. For more information about Rule 10b5-1 trading plans, see Section V below.
Exceptions to the blackout period policy may be approved only by the Compliance Officer or, in the case of exceptions for directors, the Board of Directors or Audit Committee of the Board of Directors.
From time to time, events will occur that are material to the Partnership Group and cause certain officers, directors, or employees to be in possession of material nonpublic information. When that happens, the Partnership, through the Board of Directors or the Compliance Officer, will recommend that those in possession of the material nonpublic information suspend all trading in the Partnership’s securities until the information is no longer material or has been publicly disclosed.
When such event-specific blackout periods occur, those subject to it will be notified by the Partnership. The event-specific blackout period will not be announced to those not subject to it, and those subject to it or otherwise aware of it should not disclose it to others.
Even if the Partnership has not notified you that you are subject to an event-specific blackout period, if you are aware of material nonpublic information about the Partnership Group, you should not trade in Partnership securities. Any failure by the Partnership to designate you as subject to an event-specific blackout period, or to notify you of such designation, does not relieve you of your obligation not to trade in the Partnership’s securities while possessing material nonpublic information.
No officer, director, or employee shall directly or indirectly communicate (or “tip”) material nonpublic information to anyone outside the Partnership Group (except in accordance with the Partnership’s policies regarding the protection or authorized external disclosure of Partnership information) or to anyone within the Partnership Group other than on a “need-to-know” basis.
B.Preclearance of All Trades and Purchases of the Partnership’s Securities on Margin by Officers, Directors and Certain Covered Employees
To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Partnership’s securities, all transactions in the Partnership’s securities (including, without limitation, acquisitions and dispositions of Partnership units, the exercise of unit options, elective transactions under 401(k)/ESPP/deferred compensation plans, and the sale of Partnership units issued upon exercise of unit options) by officers, directors, and certain other employees designated from time to time by the Compliance Officer (each, a “Covered Person”) must be precleared by the Compliance Officer, except for certain exempt transactions as explained in Section V of this Policy.
Purchasing on the margin means borrowing from a brokerage firm, bank, or other entity in order to purchase the Partnership’s securities (other than in connection with a cashless

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exercise of the Partnership’s unit options under the Partnership’s equity plans). Margin purchases of the Partnership’s securities by any Covered Person must be precleared by the Compliance Officer. Pledging the Partnership’s securities as collateral to secure loans must also be precleared by the Compliance Officer. This preclearance requirement means, among other things, that you cannot hold the Partnership’s securities in a “margin account” (which would allow you to borrow against your holdings to buy securities) without being precleared by the Compliance Officer.
Preclearance does not relieve you of your responsibility under SEC rules. A request for preclearance may be oral or in writing (including by e-mail), should be made at least two business days in advance of the proposed transaction, and should include the identity of the Covered Person, the type of proposed transaction (for example, an open market purchase, a privately negotiated sale, an option exercise, etc.), the proposed date of the transaction, and the number of units or other securities to be involved. In addition, the Covered Person must execute a certification (in the form approved by the Compliance Officer) that he or she is not aware of material nonpublic information about the Partnership Group. The Compliance Officer shall have sole discretion to decide whether to clear any contemplated transaction. (The General Partner’s Chief Executive Officer shall have sole discretion to decide whether to clear transactions by the Compliance Officer or persons or entities subject to this policy as a result of their relationship with the Compliance Officer.) All trades and margin purchases that are precleared must be effected within five business days of receipt of the preclearance, unless a specific exception has been granted by the Compliance Officer. A precleared trade or margin purchase (or any portion of a precleared trade or margin purchase) that has not been effected during the five business day period must be precleared again prior to execution. Notwithstanding receipt of preclearance, if the Covered Person becomes aware of material nonpublic information or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed.
None of the Partnership, the Compliance Officer, or the Partnership’s other employees will have any liability for any delay in reviewing, or refusal of, a request for preclearance submitted pursuant to this Section III.B. Notwithstanding any preclearance of a transaction pursuant to this Section III.B, none of the Partnership Group, the Compliance Officer, or the Partnership Group’s other employees assumes any liability for the legality or consequences of such transaction to the person engaging in such transaction.
C.Post-Termination Transactions
Laws prohibiting insider trading continue to apply to transactions in the Partnership’s securities even after your termination of service to the Partnership Group. If you are in possession of material nonpublic information when your service to the Partnership Group terminates, you may not trade in the Partnership’s securities until that information has become public or is no longer material.

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D.Information Relating to the Partnership Group
1.Access to Information
Access to material nonpublic information about the Partnership Group, including the Partnership’s business, earnings, or prospects, should be limited to officers, directors, and employees of the Partnership Group on a “need-to-know” basis. In addition, such information should not be communicated to anyone outside the Partnership Group under any circumstances (except in accordance with the Partnership’s policies regarding the protection or authorized external disclosure of Partnership Group information) or to anyone within the Partnership Group on an other than “need-to-know” basis.
In communicating material nonpublic information to employees of the Partnership Group, all officers, directors, and employees must take care to emphasize the need for confidential treatment of such information and adherence to the Partnership’s policies with regard to confidential information.
2.Inquiries From Third Parties
Inquiries from third parties, such as industry analysts or members of the media, about the Partnership Group should be directed to the Partnership Group’s CFO at bclum@txopartners.com.
E.Limitations on Access to Partnership Group Information
The following procedures are designed to maintain confidentiality with respect to the Partnership Group’s business operations and activities.
All officers, directors, and employees should take all steps and precautions necessary to restrict access to, and secure, material nonpublic information by, among other things:
•maintaining the confidentiality of Partnership Group-related transactions;
•conducting their business and social activities so as not to risk inadvertent disclosure of confidential information. Review of confidential documents in public places should be conducted so as to prevent access by unauthorized persons;
•restricting access to documents and files (including computer files) containing material nonpublic information to individuals on a “need-to-know” basis (including maintaining control over the distribution of documents and drafts of documents);
•promptly removing and cleaning up all confidential documents and other materials from conference rooms following the conclusion of any meetings;
•disposing of all confidential documents and other papers once there is no longer any business or other legally required need, through shredders when appropriate;
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•restricting access to areas likely to contain confidential documents or material nonpublic information;
•safeguarding laptop computers, tablets, memory sticks, CDs, and other items that contain confidential information; and
•avoiding the discussion of material nonpublic information in places where the information could be overheard by others, such as in elevators, restrooms, hallways, restaurants, airplanes, or taxicabs.
Personnel involved with material nonpublic information, to the extent feasible, should conduct their business and activities in areas separate from other Partnership Group activities.
IV.Additional Prohibited Transactions
The Partnership has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, officers, directors, and employees shall comply with the following policies with respect to certain transactions in the Partnership securities:
A.Short Sales
Short sales of the Partnership’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Partnership or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Partnership’s performance. For these reasons, short sales of the Partnership’s securities are prohibited by this Policy. In addition, as noted below, Section 16(c) of the 1934 Act absolutely prohibits Section 16 reporting persons from making short sales of the Partnership’s equity securities, i.e., sales of units that the insider does not own at the time of sale, or sales of units against which the insider does not deliver the units within 20 days after the sale.
B.Publicly Traded Options
A transaction in options is, in effect, a bet on the short-term movement of the Partnership’s units and therefore creates the appearance that an officer, director, or employee is trading based on material nonpublic information. Transactions in options may also focus an officer’s, director’s, or employee’s attention on short-term performance at the expense of the Partnership’s long-term objectives. Accordingly, transactions in puts, calls, or other derivative securities involving the Partnership’s equity securities, on an exchange or in any other organized market, are prohibited by this Policy.
C.Hedging Transactions
Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an officer, director, or employee to lock in much of the value of his or her unit holdings, often in exchange for all or part of the potential for upside appreciation in the units. Such transactions allow the officer, director, or employee to continue to own the

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covered securities, but without the full risks and rewards of ownership. When that occurs, the officer, director, or employee may no longer have the same objectives as the Partnership’s other unitholders. Therefore, such transactions involving the Partnership’s equity securities are prohibited by this Policy.
D.Director and Executive Officer Cashless Exercises
The Partnership will not arrange with brokers to administer cashless exercises on behalf of directors and executive officers of the Partnership. Directors and executive officers of the Partnership Group may use the cashless exercise feature of their equity awards only if (i) the director or officer retains a broker independently of the Partnership, (ii) the Partnership’s involvement is limited to confirming that it will deliver the unit promptly upon payment of the exercise price, and (iii) the director or officer uses a cashless exercise arrangement, in which the Partnership agrees to deliver units against the payment of the purchase price on the same day the sale of the units underlying the equity award settles. Under a cashless exercise, a broker, the issuer, and the issuer’s transfer agent work together to make all transactions settle simultaneously. This approach is to avoid any inference that the Partnership has “extended credit” in the form of a personal loan to the director or executive officer. Questions about cashless exercises should be directed to the Compliance Officer.
E.Partnership Distributions
Nothing in this Policy is intended to limit the ability of a venture capital partnership or other similar entity with which a director is affiliated to distribute Partnership securities to its partners, members, or other similar persons. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws.
V.Rule 10b5-1 Trading Plans, Section 16, and Rule 144
A.Rule 10b5-1 Trading Plans
The trading restrictions set forth herein do not apply to transactions under a previously established contract, plan, or instruction to trade in the Partnership’s units in accordance with the terms of Rule 10b5-1 and all applicable state laws (a “Trading Plan”) that:
•has been submitted to and preapproved by the Compliance Officer, or such other person as the Board of Directors may designate from time to time (the “Authorizing Officer”), (i) at least 30 days before the commencement of any transactions under the Trading Plan if you are an employee or other controlled person other than a director or officer and (ii) if you are a director or officer, the later of 90 days after the adoption or modification of such Trading Plan and two business days after the filing of a Form 10-Q or Form 10-K that covers the fiscal quarter in which such Trading Plan was adopted up to a maximum of 120 days after the adoption or modification of such Trading Plan;

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•you adopted (i) in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 and (ii) at a time when you were not aware of material nonpublic information about the Partnership Group or the Partnership’s securities; and
•either (i) specifies the amounts, prices, and dates of all security transactions under the Trading Plan, (ii) provides a written formula, algorithm, or computer program for determining the amount, price, and date of the transactions, or (iii) prohibits you from exercising any subsequent influence over the transactions.
You may adopt only one Trading Plan at a time; provided, however, that you may adopt Trading Plans that authorize sell-to-cover transactions to satisfy tax withholding obligations incident to the vesting of equity awards even where another Trading Plan is in place so long as you (i) authorize an agent to sell only the securities necessary to satisfy such tax withholding obligations and (ii) do not otherwise control the timing of such sales. You may only amend or revoke a Trading Plan outside of quarterly trading blackout periods when you do not possess material nonpublic information. Any amendment or revocation of a Trading Plan must be preapproved by the Authorizing Officer at least 30 days before you trade under an amended or outside of a revoked Trading Plan, and at least 180 days before you establish a new Trading Plan.
The Partnership reserves the right to publicly announce, or respond to inquiries from the media regarding, the implementation of Trading Plans or the execution of transactions made under a Trading Plan. The Partnership also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Trading Plan if the Authorizing Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Partnership.
The cashless exercise of options under Trading Plans is permitted only through “same-day sales,” in which the option holder does not pay for the units up front, but rather receives cash equal to the difference between the unit value and option exercise price. Transactions prohibited under Section IV of this Policy, including short sales and hedging transactions, may not be carried out through a Trading Plan.
Compliance of a Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, and none of the Partnership, the Authorizing Officer, or the Partnership’s other employees assume any liability for any delay in reviewing and/or refusing a Trading Plan submitted for approval nor the legality or consequences relating to a person entering into or trading under a Trading Plan.
Trading Plans do not exempt you from complying with Section 16 short-swing profit rules or liability.
As long as a Trading Plan is in place, any trades during an open trading window must follow the terms of such Trading Plan.

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B.Section 16: Insider Reporting Requirements, Short-Swing Profits, and Short Sales (Applicable to Executive Officers, Directors, and 10% Unitholders)
1.Reporting Obligations Under Section 16(a): SEC Forms 3, 4, and 5
Section 16(a) of the 1934 Act generally requires all executive officers, directors, and 10% unitholders (“Section 16 Insiders”), within 10 days after becoming a Section 16 Insider, to file with the SEC an “Initial Statement of Beneficial Ownership of Securities” on SEC Form 3, listing the amount of the Partnership’s units, options, and warrants that the Section 16 Insider beneficially owns. Following the initial filing on SEC Form 3, changes in beneficial ownership of the Partnership’s units, options, and warrants must be reported on SEC Form 4, generally within two days after the date on which such change occurs, or in certain cases on Form 5, within 45 days after fiscal year-end. The two-day Form 4 deadline begins to run from the trade date rather than the settlement date. A Form 4 must be filed even if, as a result of balancing transactions, there has been no net change in holdings. In certain situations, purchases or sales of Partnership units made within six months prior to the filing of a Form 3 must be reported on Form 4. Similarly, certain purchases or sales of Partnership units made within six months after an officer or director ceases to be a Section 16 Insider must be reported on Form 4.
2.Recovery of Profits Under Section 16(b)
For the purpose of preventing the unfair use of information that may have been obtained by a Section 16 Insider, any profits realized by a Section 16 Insider from any “purchase” and “sale” of Partnership units during a six-month period, so called “short-swing profits,” may be recovered by the Partnership. When such a purchase and sale occurs, good faith is no defense. The insider is liable, even if compelled to sell for personal reasons, and even if the sale takes place after full disclosure and without the use of any material nonpublic information.
The Section 16 Insider under Section 16(b) of the 1934 Act is only to the Partnership itself. The Partnership, however, cannot waive its right to short swing profits, and any Partnership unitholder can bring suit in the name of the Partnership. Reports of ownership filed with the SEC on Form 3, Form 4, or Form 5 pursuant to Section 16(a) (discussed above) are readily available to the public, and certain attorneys carefully monitor these reports for potential Section 16(b) violations. In addition, liabilities under Section 16(b) may require separate disclosure in the Partnership’s annual report to the SEC on Form 10-K. No suit may be brought more than two years after the date the profit was realized. However, if the Section 16 Insider fails to file a report of the transaction under Section 16(a), as required, the two-year limitation period does not begin to run until after the transactions giving rise to the profit have been disclosed. Failure to report transactions and late filing of reports require separate disclosure in the Partnership’s annual report on Form 10-K.
Section 16 Insiders should consult the Compliance Officer prior to engaging in any transactions involving the Partnership’s securities, including, without limitation, the Partnership’s units, options, or warrants.

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3.Short Sales Prohibited Under Section 16(c)
Section 16(c) of the 1934 Act absolutely prohibits Section 16 Insiders from making short sales of the Partnership’s equity securities. Short sales include sales of units that the Section 16 Insider does not own at the time of sale, or sales of units against which the Section 16 Insider does not deliver the units within 20 days after the sale. Under certain circumstances, the purchase or sale of put or call options, or the writing of such options, can result in a violation of Section 16(c). Section 16 Insiders violating Section 16(c) face criminal liability.
You should consult the Compliance Officer if you have any questions regarding reporting obligations, short-swing profits or short sales under Section 16.
C.Rule 144 (Applicable to Section 16 Insiders)
Rule 144 provides a safe harbor exemption to the registration requirements of the Securities Act of 1933, as amended, for certain resales of “restricted securities” and “control securities.” “Restricted securities” are securities acquired from an issuer, or an affiliate of an issuer, in a transaction, or chain of transactions, not involving a public offering. “Control securities” are any securities owned by directors, executive officers, or other “affiliates” of the issuer, including units purchased in the open market and units received upon exercise of unit options. Unregistered sales of Partnership securities by affiliates (generally, Section 16 Insiders of the Partnership) must comply with the requirements of Rule 144, which are summarized below:
•Current Public Information. The Partnership must have filed all SEC-required reports during the last 12 months.
•Volume Limitations. Total sales of Partnership common units by a covered individual for any three-month period may not exceed the greater of: (i) 1% of the total number of outstanding Partnership common units, as reflected in the most recent report or statement published by the Partnership, or (ii) the average weekly reported volume of such units traded during the four calendar weeks preceding the filing of the requisite Form 144.
•Method of Sale. The units must be sold either in a “broker’s transaction” or in a transaction directly with a “market maker.” A “broker’s transaction” is one in which the broker does no more than execute the sale order and receive the usual and customary commission. Neither the broker nor the selling person can solicit or arrange for the sale order. In addition, the selling person or member of the Board of Directors must not pay any fee or commission other than to the broker. A “market maker” includes a specialist permitted to act as a dealer, a dealer acting in the position of a block positioner, and a dealer who holds himself out as being willing to buy and sell Partnership common units for his own account on a regular and continuous basis.
•Notice of Proposed Sale. A notice of the sale (a Form 144) must be filed with the SEC at the time of the sale. Brokers generally have internal procedures for executing sales under Rule 144, and will assist you in completing the Form 144 and in complying with the other requirements of Rule 144.

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If you are subject to Rule 144, you must instruct your broker who handles trades in Partnership securities to follow the brokerage firm’s Rule 144 compliance procedures in connection with all trades.
VI.Certification of Compliance
All Covered Persons may be asked periodically to certify their compliance with the terms and provisions of the Policy.

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